Exhibit 5.1

LAW OFFICE OF IWONA J. ALAMI

620 NEWPORT CENTER DR., SUITE 1100

NEWPORT BEACH, CA 92660

TEL. (949) 760-6880

Curative Biosciences, Inc.

2 South Biscayne Blvd. #3760

Miami, FL 33131

Re: Registration Statement on Form S-8 filed by Curative Biosciences, Inc.

Ladies and Gentlemen:

We have acted as counsel for Curative Biosciences, Inc., a Nevada corporation (the "Registrant") in connection with the Registrant's registration statement on Form S-8 under the Securities Act of 1933, as amended (the “Act”) filed with the Securities and Exchange Commission on June 7, 2018 (the "Registration Statement"), providing for the registration of an aggregate of 5,000,000 shares of the Registrant’s Common Stock, $0.001 par value per share, issuable under the Registrant’s 2018 Equity Compensation Plan (the "Plan")(collectively, the "Shares"). For purposes hereinafter, the Shares are collectively referred to as the "Registered Securities."

In connection with our representation and this opinion, we have examined and relied upon the Registration Statement, the Plan and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof. We have also assumed the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

The opinion expressed herein is limited to the General Corporation Law of the State of Nevada, as currently in effect, and we express no opinion with respect to the laws of any other jurisdiction on the opinion expressed herein. In addition, we have assumed that the resolutions authorizing the Registrant to issue or deliver and sell the Shares pursuant to the Plan will be in full force and effect at all times at which the Shares are issued or delivered or sold by the Registrant, and that the Registrant will take no action inconsistent with such resolutions. In rendering the opinion above, we have assumed that each award under the Plan will be approved by the Board of Directors of the Registrant or an authorized committee of the Board of Directors.

Based on the foregoing examination, and in reliance thereon, we are of the opinion that the Registered Securities are duly authorized and, when issued and sold as set forth in the Registration Statement and according to the Plan, will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to all references therein to our firm.

By giving you this opinion and consent, we do not admit that we are experts with respect to any part of the Registration Statement deletion within the meaning of the term "expert" as used in Section 11 of the Act, or the rules and regulations promulgated thereunder, nor do we admit that we are in the category of persons whose consent is required under Section 7 of said Act.

Law Office of Iwona J. Alami

/s/ Iwona J. Alami